Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-262146) on Form N-2 and related Prospectus of Runway Growth Finance Corp. of our report dated March 3, 2022, relating to the financial statements of Runway Growth Finance Corp., appearing in the Annual Report on Form 10-K of Runway Growth Finance Corp. for the year ended December 31, 2021.

We also consent to the reference to our firm under the headings "Senior Securities" and " Independent Registered Public Accounting Firm" in such Prospectus.

/s/ RSM US LLP

Chicago, Illinois

April 20, 2022